Exhibit 99.1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Intra-Cellular Therapies, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
EXECUTED as of this 9th day of September, 2013.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Executive Vice President
Chief Financial Officer

ALEXANDRIA EQUITIES, LLC

By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Executive Vice President
Chief Financial Officer